SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: July 23, 2002
(Date of earliest event reported)

INSILICON CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-29513	77-052615
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

411 East Plumeria Drive
San Jose, CA 95134
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (408) 894-1900

NOT APPLICABLE
(Former name or former address, if changed since last report.)

Item 5.    Other Events

On July 23, 2002, inSilicon Corporation entered into an Agreement and Plan of Merger with Synopsys, Inc. and Ferrite Acquisition Corp. (a wholly owned subsidiary of Synopsys). A copy of the agreement is attached hereto as Exhibit 2.1. Concurrently with the execution of the Agreement and Plan of Merger, inSilicon’s majority stockholder, Phoenix Technologies Ltd. entered into a Tender and Voting Agreement with Synopsys, a copy of which is attached hereto as Exhibit 2.2, and each of inSilicon’s directors and executive officers entered into a Tender and Voting Agreement with Synopsys in the form attached hereto as Exhibit 2.3.

For further information, reference is made to the following exhibits, the content of which is incorporated by reference herein, (i) Agreement and Plan of Merger referred to above, (ii) Tender and Voting Agreement between Synopsys and Phoenix referred to above, (iii) Form of Tender and Voting Agreement between Synopsys and each of the directors and executive officers of inSilicon, and (iv) press release jointly issued by inSilicon and Synopsys on July 23, 2002 announcing the signing of the Agreement and Plan of Merger and the related Tender and Voting Agreements.

inSilicon security holders and any potential investors in inSilicon are advised to carefully read the tender offer statement on Schedule TO, the solicitation/recommendation statement on Scheduled 14D-9 and any other documents inSilicon or Synopsys, Inc. files with the Securities and Exchange Commission in connection with the proposed tender offer or merger when they become available because they will contain important information about the proposed transaction. Investors and security holders may obtain free copies of these documents (when available) and other documents filed by inSilicon at the SEC’s website at www.sec.gov. These documents (when available) may also be obtained for free by contacting Joseph Hustein, at (408) 894-1900 at inSilicon.

Item 7.    Exhibits

(c)  Exhibits

Exhibit Number	Description
2.1	Agreement and Plan of Merger, dated as of July 23, 2002, by and among Synopsys, Inc., Ferrite Acquisition Corp. and inSilicon Corporation.

2.2	Tender and Voting Agreement, dated as of July 23, 2002, between Synopsys, Inc. and Phoenix Technologies Ltd.

2.3
Form of Tender and Voting Agreement executed by each executive officer and director of inSilicon with Synopsys (together with an introductory table showing the number of shares of inSilicon common stock beneficially owned by each such executive officer and director)

99.1	Press release dated July 23, 2002

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INSILICON CORPORATION

By:	/s/ BARRY HOBERMAN
Barry Hoberman, President and Chief Executive Officer

Date: July 24, 2002